                                                                    EXHIBIT 99.3



                           THOMAS & BETTS CORPORATION

                            EXCHANGE AGENT AGREEMENT

                          Dated as of __________, 1996



First Trust of New York, National Association
100 Wall Street
New York, New York 10005
Attention:  Corporate Trust Administration



Ladies and Gentlemen:

Pursuant to the provision of the Offer (the "Exchange Offer") for all of Thomas & Betts Corporation's (the "Company") outstanding 6 1/2% Notes due 2006 (the "Initial Notes") in exchange for 6 1/2% Notes due 2006 (the "Exchange Notes"), all of the Company's issued and outstanding Initial Notes accepted for tender of exchange (the "Exchange") prior to 5:00 p.m., New York City time, on __________, unless extended, for the Exchange Notes will be exchanged pursuant to the terms and conditions of the Exchange Offer. The Exchange Offer is being made pursuant to a prospectus (the "Prospectus") included in the Company's registration statement on Form S-4 (File No. __________), as amended (the "Registration Statement"), filed with the Securities and Exchange Commission (the "SEC"). The term "Expiration Date" shall mean the date on which the Exchange Offer, as it may be extended in accordance with the terms and conditions set forth in the Prospectus, shall expire. Upon receipt and execution of this letter and confirmation of the arrangements herein set forth, First Trust of New York, National Association will act as the Exchange Agent for the Exchange (the "Exchange Agent"). A copy of the Prospectus is attached hereto as Exhibit A.
                                                                   ---------

     A copy of the form of the letter of transmittal, including the related notice of guaranteed delivery, the form of letter to brokers, the form of letter to clients and the taxpayer identification form (collectively, the "Letters of Transmittal"), to be used by the holders of the Initial Notes (the "Holders") to surrender their Initial Notes in order to receive the Exchange Notes pursuant to the Exchange is attached hereto as Exhibit B.
                                   ---------

     The Company hereby appoints you to act as Exchange Agent in connection with the Exchange. In carrying out your duties as Exchange Agent, you are to act in accordance with the following:

     1. You are to mail the Prospectus and the Letters of Transmittal to all of the Holders on the day that you are notified by the Company that the Registration Statement has become effective under the Securities Act of 1933, as amended, or as soon as practicable thereafter, and to make subsequent mailings thereof to any persons who become Holders prior to the Expiration Date, and any persons as may from time to time be requested by the Company. All mailings pursuant to this Section shall be by first class mail, postage prepaid, unless otherwise specified. You shall also
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accept and comply with telephone requests for information relating to the
Exchange Offer provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention: Ms. Janice Way, telephone (901)682-8221.

     2. You are to examine the Letter of Transmittal and the Initial Notes and other documents delivered or mailed to you, by or for the Holders, prior to the Expiration Date, to ascertain whether (i) the Letters of Transmittal are properly executed and completed in accordance with the instructions set forth therein, (ii) the Initial Notes are in proper form for transfer, and (iii) all other documents submitted to you are in proper form. In each case where a Letter of Transmittal or other document has been improperly executed or completed or, for any other reason, is not in proper form, or some other irregularity exists, you are authorized to endeavor to take such action as you consider appropriate to notify the tenderer of such irregularity and as to the appropriate means of resolving the same. Determination of questions as to the proper completion or execution of the Letters of Transmittal, or as to the proper form for transfer of the Initial Notes or as to any other irregularity in connection with the submission of Letters of Transmittal and/or Initial Notes and other documents in connection with the Exchange, shall be made by you together with officers of, or counsel for, the Company and with representatives of the Company at their written instructions or oral direction confirmed by facsimile. Any determination made by the Company on such questions shall be final and binding. As Exchange Agent, you are entitled to rely on any determination by the Company as described above and shall be fully protected and indemnified in such reliance.

     3. At the written request of the Company or its counsel, Andrews & Kurth L.L.P., you shall notify tendering holders of Initial Notes in the event of any recission or modification of the Exchange Offer. In the event of any such recission, you will return all tendered Initial Notes to the persons entitled thereto, at the request of the Company or its counsel, Andrews & Kurth L.L.P..

     4. Tender of the Initial Notes may be made only as set forth in the Letter of Transmittal. Notwithstanding the foregoing, tenders which the Company shall approve in writing as having been properly tendered shall be considered to be properly tendered. Letters of Transmittal shall be recorded by you as to the date and time of receipt and shall be preserved and retained by you. Exchange Notes are to be issued in exchange for the Initial Notes pursuant to the Exchange only against deposit with you of the Initial Notes, together with executed Letters of Transmittal and any other documents required by the Exchange Offer on each business day from the execution hereof up to the Expiration Date.

     5. Upon the oral and written request of the Company (with written confirmation of such oral request thereafter), you will transmit by telephone, and promptly thereafter confirm in writing to (i) Fred R. Jones, Vice President--Finance and Treasurer (telephone (901) 680-5922) and (ii) Andrews & Kurth L.L.P. (Attention: Stuart Bressman, Esq.), counsel to the Company (telephone
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(212) 850-2800), or such other persons as the Company may reasonably request, the aggregate number of the Initial Notes tendered to you and the number of the Initial Notes properly tendered that day. In addition, you will also inform the aforementioned persons, upon oral request made from time to time (with written confirmation of such request thereafter) prior to the Expiration Date, of such information as they or any of them may reasonably request.

     6. Upon the terms and subject to the conditions of the Exchange Offer, delivery of Exchange Notes to be issued in exchange for accepted Initial Notes will be made by you promptly after acceptance of the tendered Initial Notes.
You will hold all items which are deposited for tender with you after 5:00 p.m., New York City time, on the Expiration Date pending further instructions from an officer of the Company.

     7. If any Holder shall report to you that his/her/its failure to surrender Initial Notes registered in his/her/its name is due to the loss, misplacement or destruction of a certificate or certificates, you shall request such Holder (i) to furnish to the Exchange Agent an affidavit of loss and, if required by the Company, a corporate bond of indemnity in an amount and evidenced by such certificate or certificates of a surety, as may be satisfactory to you and the Company, and (ii) to execute and deliver an agreement to indemnify the Company and you in such form as is acceptable to you and the Company. The obligees to be named in each such indemnity bond shall include the Company and you. You shall report to the Company the names of all Holders who claim that their Initial Notes have been lost, misplaced or destroyed and the principal amount of such Initial Notes.

     8. As soon as practicable after you mail or deliver to a Holder the Exchange Notes that such Holder may be entitled to receive, you shall arrange for cancellation of the Initial Notes submitted to you. Such Initial Notes shall be forwarded to First Trust of New York, National Association, as Trustee (successor trustee to Morgan Guaranty Trust Company of New York) (the "Trustee"), under the Indenture, dated as of January 15, 1992, governing the Initial Notes, for cancellation and retirement as you are instructed by the Company (or a representative designated by the Company).

     9. For your services as the Exchange Agent hereunder, the Company shall pay you in accordance with the schedule of fees attached hereto as Exhibit C.
                                                                   ---------
The Company also will reimburse you for your reasonable out-of-pocket expenses (including but not limited to reasonable counsel fees not previously paid to you as set forth in Exhibit C) in connection with your services promptly after
                ---------
submission to the Company of itemized statements.

     10. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.
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     11.  As the Exchange Agent hereunder you:

     (a) shall have no duties or obligations other than those specifically set forth herein or in the Exhibits attached hereto or as may be subsequently requested in writing of you by the Company and agreed to by you in writing with respect to the Exchange;

     (b) will be regarded as making no representations and having no responsibilities as to the validity, accuracy, sufficiency, value or genuineness of any Initial Notes deposited with you hereunder or any Exchange Notes, any Letters of Transmittal or other documents prepared by the Company in connection with the Exchange Offer or any signatures or endorsements other than your own, and will not be required to and will make no representations as to the validity, value or genuineness of the Exchange Offer; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

     (c) shall not be obligated to take any legal action hereunder which might in your judgment involve any expenses or liability unless you shall have been furnished with an indemnity reasonably satisfactory to you;

     (d) may rely on and shall be fully protected and indemnified as provided in paragraph 12 hereof in acting upon the written or oral instructions with respect to any matter relating to your acting as Exchange Agent specifically covered by this Agreement or supplementing or qualifying any such action of officer or agent or such other person or persons as may be designated or whom you reasonably believe has been designated by the Company;

     (e) may consult with counsel satisfactory to you, including counsel for the Company, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such advice of such counsel;

     (f) shall not at any time advise any person as to the wisdom of the Exchange or as to the market value or decline or appreciation in market value of any Initial Notes or Exchange Notes; and

     (g) shall not be liable for any action which you may do or refrain from doing in connection with this letter except for your gross negligence, willful misconduct or bad faith.

     12. The Company covenants and agrees to indemnify and hold harmless First Trust of New York, National Association and its officers, directors, employees, agents and affiliates
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(collectively, the "Indemnified Parties" and each an "Indemnified Party") and hold each Indemnified Party harmless against any loss, liability or reasonable expense of any nature (including reasonable legal and other fees and expenses) incurred in connection with the administration of the duties of the Indemnified Parties hereunder in accordance with this Agreement; provided, however, that no Indemnified Party shall be indemnified against any such loss, liability or expense arising out of such party's gross negligence, willful misconduct or bad faith. In no case shall the Company be liable under this indemnity with respect to any claim against any Indemnified Party unless the Company shall be notified by such Indemnified Party by letter, or by cable, telex or telecopier confirmed by letter, of the written assertion of a claim against such Indemnified Party, or of any action commenced against such Indemnified Party, promptly after but in any event within 10 days of the date such Indemnified Party shall have received any such written assertion of a claim or shall have been served with a summons, or other legal process, giving information as to the nature and basis of the claim, but failure to so notify the Company shall not relieve the Company of any liability which it may have otherwise than on account of their Agreement or hereunder except such liability which is a direct result of such Indemnified Party's failure to notify promptly. The Company shall be entitled to participate at its own expense in the defense against any such claim or legal action and if the Company so elects or if the Indemnified Party in such notice to the Company so directs, the Company shall assume the defense of any suit brought to enforce any such claim. In the event the Company assumes the defense, the Company shall not be liable for any fees and expenses thereafter incurred by such Indemnified Party's counsel, except for any reasonable fees and expenses of such Indemnified Party's counsel incurred in representing such Indemnified Party that are necessary and appropriate as a result of the need to have separate representation because of a conflict of interest between such Indemnified Party and the Company. You shall not enter into a settlement or other compromise with respect to any indemnified loss, liability or expense without the prior written consent of the Company, which shall not be unreasonably withheld or delayed if not adverse to the Company's interests.

     13. This Agreement and your appointment as the Exchange Agent shall be construed and enforced in accordance with the laws of the State of New York and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and respective assigns of the parties hereto. No other person shall acquire or have any rights under or by virtue of this Agreement.

     14. This Agreement may not be modified, amended or supplemented without an express written agreement executed by the parties hereto. Any inconsistency between this Agreement and the Letters of Transmittal, as they may from time to time be supplemented or amended, shall be resolved in favor of the latter, except with respect to the duties, liabilities and indemnification of you as Exchange Agent.
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     15.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

     16. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability or the remaining provisions shall not in any way be affected or impaired thereby.

     17. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 9 and 12 shall survive the termination of this letter agreement.
Upon any termination of this Agreement, you shall promptly deliver to the Trustee any certificates for Initial Notes, funds or property then held by you as Exchange Agent under this Agreement.

     If the foregoing is in accordance with your understanding, would you please indicate your agreement by signing and returning the enclosed copy of this Agreement to the Company.

                                          Very truly yours,

                                          THOMAS & BETTS CORPORATION

                                          By:
                                              ----------------------------------
                                              Title:  Vice President - Finance
                                                      and Treasurer

Agreed to this ___ day of __________, 1996

FIRST TRUST OF NEW YORK,
NATIONAL ASSOCIATION

By:
   --------------------------------
   Title:
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                                                                       Exhibit C

                         FIRST TRUST OF NEW YORK, N.A.


EXCHANGE OFFER

        Exchange Agent Fee      $____________________


COUNSEL FEE:

Counsel services related to the examination and review of the documentation in connection with the Exchange Offer are in addition to the foregoing.

EXPENSES:

Out-of-pocket expenses for postage, stationery, etc. are in addition to the foregoing.

EXTRAORDINARY SERVICES:

Extraordinary services or those not specifically contemplated within the foregoing proposal may be subject to additional charges.